EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Bellwether Exploration Company (the "Company") on Form S-8 of our report dated September 6, 1996 appearing in the Annual Report on Form 10-K of Bellwether Exploration Company for the year ended June 30, 1996, and of our report dated March 11, 1997 appearing in the Company's Final Prospectus filed pursuant to Rule 424(b) under the Securities Act on April 7, 1997 (included as part of the Company's Registration Statement no Form S-1). We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas
May 23, 1997